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As filed with the Securities and Exchange Commission on June 27, 2012

Registration No. 333-180309

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 7 to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TESARO, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	27-2249687 (I.R.S. Employer Identification Number)

1000 Winter Street, Suite 3300
Waltham, Massachusetts 02451
(339) 970-0900
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Leon O. Moulder, Jr.
Chief Executive Officer
TESARO, Inc.
1000 Winter Street, Suite 3300
Waltham, Massachusetts 02451
(339) 970-0900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Asher M. Rubin William I. Intner Hogan Lovells US LLP 100 International Drive, Suite 2000 Baltimore, Maryland 21202 (410) 659-2700	Patrick A. Pohlen Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        This Amendment No. 7, or Amendment No. 7, to the Registration Statement on Form S-1 (File No. 333-180309) of TESARO, Inc., or the Registration Statement, is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 7. This Amendment No. 7 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other expenses of issuance and distribution.

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of common stock being registered. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority filing fee and the NASDAQ Global Market listing fee.

Securities and Exchange Commission registration fee	$11,862
Financial Industry Regulatory Authority filing fee	10,850
NASDAQ Global Market listing fee	125,000
Legal fees and expenses	1,500,000
Accountants' fees and expenses	575,000
Printing expenses	250,000
Transfer agent and registrar fees and expenses	3,500
Blue Sky fees and expenses	5,000
Miscellaneous	58,788

Total	$2,540,000

Item 14.    Indemnification of directors and officers.

Limitation on liability and indemnification of directors and officers

        Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, provides that a Delaware corporation, in its certificate of incorporation, may limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

  •
  transaction from which the director derived an improper personal benefit;

  •
  act or omission not in good faith or that involved intentional misconduct or a knowing violation of law;

  •
  unlawful payment of dividends or redemption of shares; or

  •
  breach of the director's duty of loyalty to the corporation or its stockholders.

        Section 145(a) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, so long as the person acted in good faith and in a manner he or she reasonably believed was in or not opposed to the corporation's best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Section 145(b) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to obtain a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, so long as the person acted in good faith and in a manner the person reasonably believed was in or not opposed to the corporation's best interests, except that no indemnification shall be permitted without judicial approval if a court has determined that the person is to be liable to the corporation with respect to such claim. Section 145(c) of the DGCL further provides that, if a present or former director or officer has been successful in defense of any action referred to above, the corporation must indemnify such officer or director against the expenses (including attorneys' fees) he or she actually and reasonably incurred in connection with such action.

        Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against and incurred by such person, in any such capacity, or arising out of his or her status as such, whether or not the corporation could indemnify the person against such liability under Section 145 of the DGCL.

        Our amended and restated certificate of incorporation and our amended and restated bylaws, each of which will become effective in connection with the closing of this offering, provide for the indemnification of our directors and officers to the fullest extent permitted under the DGCL.

        We have entered into indemnification agreements with each of our directors. These indemnification agreements may require us, among other things, to indemnify each such director for some expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by him or her in any action or proceeding arising out of his or her service as one of our directors. Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

        We intend to purchase and maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

        We have entered into an underwriting agreement, which provides for indemnification by the underwriters of us, our officers and directors, for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act.

        See also the undertakings set out in response to Item 17 herein.

Item 15.    Recent sales of unregistered securities.

        Set forth below is information regarding shares of common stock and preferred stock issued and options granted by us within the past three years that were not registered under the Securities Act (after giving effect to a 1 for 3.50 reverse stock split of our common stock effectuated on June 18, 2012). Also included is the consideration, if any, received by us for such shares and options and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

(a)
Issuances of Capital Stock:

(1)
On March 26, 2010, we issued an aggregate of 1,071,426 shares of our common stock to our founders at a price per share of $0.00004 for an aggregate purchase price of $37.50, which, in addition to reflecting the reverse stock split mentioned above, reflects a 1,000 for 1 stock split of our common stock on May 10, 2010.

  (2)
  On May 10, 2010, we issued an aggregate of 10,000,000 shares of our Series A-1 preferred stock at a price per share of $1.00 for an aggregate purchase price of $10,000,000.

  (3)
  On December 10, 2010, we issued an aggregate of 1,500,000 shares of our Series O preferred stock. The shares were issued as part of the consideration for the exclusive worldwide rights to research, develop, manufacture and sell rolapitant under a licensing agreement between the Company and OPKO Health, Inc.

  (4)
  On February 7, 2011, we issued 188,570 shares of our common stock to our named executive officers and an employee pursuant to restricted stock awards.

  (5)
  On February 11, 2011, we issued an aggregate of 10,000,000 shares of our Series A-2 preferred stock at a price per share of $1.00 for an aggregate purchase price of $10,000,000.

  (6)
  On June 6, 2011, we issued an aggregate of 18,390,796 shares of our Series B preferred stock at a price per share of $2.175 for an aggregate purchase price of $39,999,993.

  (7)
  On July 7, 2011, we issued an aggregate of 1,161,523 shares of our Series B preferred stock at a price per share of $2.175 for an aggregate purchase price of $2,526,313.

  (8)
  On March 21, 2012, we issued an aggregate of 26,884,442 shares of our Series B preferred stock at a price per share of $2.175 for an aggregate purchase price of $58,473,678.

(b)
Grants of Stock Options:

(1)
From September 21, 2010 through May 16, 2012, we granted stock options to purchase an aggregate of 1,844,985 shares of our common stock with exercise prices ranging from $0.04 to $6.62 per share, to certain of our employees and directors in connection with services provided by such parties to us.

        We deemed the issuances of the securities described in paragraph (a)(1) above to be exempt from registration under the Securities Act, in reliance on Section 4(2) of the Securities Act, relative to transactions by an issuer not involving a public offering in that the shares were issued to our founders, who are also our executive officers. We deemed the offers, sales and issuances of the securities described in paragraphs (a)(2) and (a)(3) and paragraph (a)(5) through (a)(7) above to be exempt from registration under the Securities Act, in reliance on Section 4(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, relative to transactions by an issuer not involving a public offering.

        We deemed the grant of restricted stock awards and stock options described in paragraphs (a)(1), (a)(4) and (b)(1) to be exempt from registration under the Securities Act in reliance on Rule 701 pursuant to the Securities Act as offers and sales of securities under compensatory benefit plans and contracts relating to compensation in compliance with Rule 701. The grant of restricted stock awards described in paragraph (a)(4) was deemed to be exempt from registration under the Securities Act, in reliance on Section 4(2) of the Securities Act relative to transactions by an issuer not involving a public offering in that the shares were issued to our founders, who are also our executive officers. Each of the recipients of securities in any transaction exempt from registration either received or had adequate access, through employment, business or other relationships, to information about us.

        All purchasers of securities in transactions exempt from registration pursuant to Regulation D represented to us that they were accredited investors and were acquiring the shares for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from the registration requirements of the Securities Act.

        All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. The certificates representing the issued shares of capital stock described in this Item 15 included appropriate legends setting forth that the applicable securities have not been registered and reciting the applicable restrictions on transfer. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

Item 16.    Exhibits and financial statement schedules.

  (a)
  Exhibits

        See the Index to Exhibits attached to this registration statement, which is incorporated by reference herein.

  (b)
  Financial Statement Schedules

        Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 7 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waltham, in the Commonwealth of Massachusetts, on this June 27, 2012.

TESARO, INC.
By:	/s/ LEON O. MOULDER, JR. Leon O. Moulder, Jr. Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LEON O. MOULDER, JR. Leon O. Moulder, Jr.	Chief Executive Officer, Director (Principal Executive Officer)	June 27, 2012
* Mary Lynne Hedley, Ph.D.	President, Chief Scientific Officer and Director	June 27, 2012
/s/ RICHARD J. RODGERS Richard J. Rodgers	Executive Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer)	June 27, 2012
* David M. Mott	Chairman of the Board of Directors	June 27, 2012
* Lawrence M. Alleva	Director	June 27, 2012
* Arnold L. Oronsky, Ph.D.	Director	June 27, 2012
* Paul Walker	Director	June 27, 2012

Signature	Title	Date

* Beth Seidenberg, M.D.	Director	June 27, 2012

*By:	/s/ RICHARD J. RODGERS Richard J. Rodgers Attorney-in-fact

 INDEX TO EXHIBITS

Exhibit Number		Exhibit Description
1.1		Form of Underwriting Agreement.
3.1	#	Third Amended and Restated Certificate of Incorporation of the Company, as currently in effect.
3.2	#	Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Company, dated as of July 7, 2011.
3.3	#	Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation of the Company, dated as of June 18, 2012.
3.4	#	Bylaws of the Company, as currently in effect.
3.5	#	Form of Amended and Restated Certificate of Incorporation of the Company, to be effective upon the closing of this offering.
3.6	#	Form of Amended and Restated Bylaws of the Company, to be effective upon the closing of this offering.
4.1	#	Form of Certificate of Common Stock.
4.2	#	Second Amended and Restated Investors' Rights Agreement, dated as of June 6, 2011, as amended, between the Company and certain investors named therein.
4.3	#	Amendment No 1. to the Second Amended and Restated Investors' Rights Agreement.
5.1	#	Opinion of Hogan Lovells US LLP regarding the validity of the securities being registered.
10.1	+#	TESARO, Inc. 2010 Stock Incentive Plan, as amended, and forms of agreement thereunder.
10.2	+#	TESARO, Inc. 2012 Omnibus Incentive Plan.
10.3	+#	TESARO, Inc. 2012 Employee Stock Purchase Plan.
10.4	+	Form of Option Agreement under 2012 Omnibus Incentive Plan.
10.5	+#	Form of Indemnification Agreement between the Company and each of Leon O. Moulder, Jr., Mary Lynne Hedley, Ph.D., Richard J. Rodgers and Lawrence M. Alleva.
10.6	+#	Indemnification Agreement between the Company and David M. Mott.
10.7	+#	Indemnification Agreement between the Company and Arnold L. Oronsky.
10.8	+#	Indemnification Agreement between the Company and Paul Walker.
10.9	+#	Indemnification Agreement between the Company and Beth Seidenberg, M.D.
10.10	+#	Amended and Restated Offer Letter Agreement by and between the Company and Leon O. Moulder, Jr., dated June 18, 2012.
10.11	+#	Amended and Restated Offer Letter Agreement by and between the Company and Mary Lynne Hedley, dated June 18, 2012.
10.12	+#	Amended and Restated Offer Letter Agreement by and between the Company and Richard J. Rodgers, dated June 18, 2012.
10.13	+#	Restricted Stock Agreement by and between the Company and Leon O. Moulder, Jr., dated May 10, 2010.

Exhibit Number		Exhibit Description
10.14	+#	Restricted Stock Agreement by and between the Company and Mary Lynne Hedley, dated May 10, 2010.
10.15	+#	Restricted Stock Agreement by and between the Company and Richard J. Rodgers, dated May 10, 2010.
10.16	+#	Form of Non-Disclosure and Inventions Assignment Agreement by and between the Company and each of Messrs. Moulder and Rodgers and Dr. Hedley.
10.17	*#	Exclusive License Agreement by and between the Company and OPKO Health, Inc., dated December 10, 2010.
10.18	*#	Exclusive License Agreement by and between the Company and Amgen, Inc., dated as of March 18, 2011.
10.19	*#	Process Development and Manufacturing Services Agreement by and between the Company and Hovione Inter Limited, dated March 31, 2012.
10.20	*#	License Agreement by and between the Company and Merck Sharpe & Dohme Corp., dated May 22, 2012.
23.1	#	Consent of Ernst & Young LLP.
23.2	#	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).
24.1	#	Power of Attorney (included on the signature page).
99.1	#	Confidential Draft of Amendment No. 1 to the Company's Registration Statement on Form S-1 (File No. 333-180309).
99.2	#	Confidential Draft of Amendment No. 2 to the Company's Registration Statement on Form S-1 (File No. 333-180309).

#
Previously filed.

†
To be filed by amendment.

+
Indicates management contract or compensatory plan.

*
Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other expenses of issuance and distribution.
  Item 14. Indemnification of directors and officers.
  Item 15. Recent sales of unregistered securities.
  Item 16. Exhibits and financial statement schedules.
  Item 17. Undertakings.
SIGNATURES
INDEX TO EXHIBITS